UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	August 1, 2007

TOR Minerals International, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware
 (State or Other Jurisdiction of Incorporation)

0-17321 (Commission File Number)	74-2081929 (IRS Employer Identification No.)
722 Burleson Street Corpus Christi, Texas	78402
(Address of Principal Executive Offices)	(Zip Code)

(361) 883-5591
 (Registrant's Telephone Number, Including Area Code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02             RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

TOR Minerals International (Nasdaq: TORM - News), producer of synthetic titanium dioxide pigments, specialty alumina, and other high performance mineral fillers today announced its financial results for the second quarter ended June 30, 2007. The company reported net income available to shareholders of $67,000, or $0.01 per fully diluted share, on net sales of $7,281,000. This compares with net income available to shareholders of $122,000, or $0.02 per share, on net sales of $6,541,000 for the quarter ended June 30, 2006.

Net sales for the six months ended June 30, 2007, was $14,434,000 compared to $13,726,000 during the six-month period ended June 30, 2006. The net income available to common shareholders was $91,000, or $0.01 per diluted share, for the six months ended June 30, 2007 compared to net income of $307,000, or $0.04 per share, for the same period a year ago.

Net sales grew 11% in the second quarter 2007 over the same quarter last year. Specialty alumina sales and other product sales grew 66%, and 10% respectively, partially offset by an 8% decrease in Hitox sales.  Profitability declined slightly in 2007 primarily due to increased energy and raw material costs combined with reduced fixed cost absorption associated with the Malaysian synthetic rutile (SR) plant.

Highlights for the quarter include an increase in specialty alumina sales in Europe which was driven by a combination of new product introductions and increased sales to new customers.  Sales of Hitox declined primarily as a result of lower sales to U.S. distributors.  Hitox sales comparisons outside of the U.S. were relatively flat in dollar terms.

The company announced that it is making improvements to the SR production process to increase yields and to help offset increasing raw material and energy costs.  The improvements are expected to be operational in early 2008.  Given the recent increase in fuel oil costs, combined with sufficient inventory levels, management is considering the temporary idling of synthetic rutile production.  As a result, the company may incur lower fixed cost absorption at its Malaysian facility, which should reduce earnings and increase cash flow for 2007.

The company reiterated its previous sales revenue guidance of $29 to $30 million for the year ended December 31, 2007.  Because management is considering the temporary idling of synthetic rutile production the company is withdrawing the previous earnings guidance for the year ending December 31, 2007.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on August 1, 2007 to further discuss second quarter results. The call will be simultaneously web-cast, and can be accessed via the News section on the company's website at http://www.torminerals.com.

A copy of the press release relating to this Item 2.02 is furnished as Exhibit 99.1 to this Current Report on Form 8-K.  A copy of the press release is also available on its website at www.torminerals.com, under the News tab.

The information in this Current Report on Form 8-K, including the exhibit, is provided under Item 2.02 of Form 8-K and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information in this Current Report on Form 8-K, including the exhibit, shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933 regardless of any general incorporation language in such filings.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit Number Description 99.1 Press Release, dated August 1, 2007, announcing the financial results for the quarter ended June 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: August 3, 2007	/s/ STEVEN PARKER
Steven Parker Treasurer and CFO

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated August 1, 2007, announcing the financial results for the quarter ended June 30, 2007.